Exhibit 99.B(d)(12)

The Lincoln National Life Insurance Company

Accelerated Death Benefit Rider for Terminal Illness

THE BENEFIT PAID UNDER THIS RIDER IS INTENDED TO BE TREATED AS AN ACCELERATED DEATH BENEFIT UNDER SECTION 101(g)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”). THE COMPANY CONSIDERS THE BENEFIT PAID UNDER THIS RIDER TO BE ELIGIBLE FOR EXCLUSION FROM INCOME UNDER SECTION 101(a) OF THE CODE TO THE EXTENT THAT ALL APPLICABLE QUALIFICATION REQUIREMENTS UNDER THE CODE ARE MET. IF THE BENEFIT IS PAID AND ALL APPLICABLE QUALIFICATION REQUIREMENTS ARE NOT MET, THE BENEFIT MAY CONSTITUTE TAXABLE INCOME TO THE RECIPIENT. THE TAX TREATMENT OF THE ACCELERATED DEATH BENEFIT MAY CHANGE, AND YOU SHOULD ALWAYS CONSULT AND RELY ON THE ADVICE OF A QUALIFIED TAX ADVISOR.

This Rider is a part of the Policy (the “Policy”) to which it is attached. The effective date of this Rider is the Policy Date. Except as provided below, this Rider is subject to the terms and conditions of the Policy.

This Rider will remain In Force for the duration of the Policy to which it is attached, subject to this Rider's "Termination" provision below.

Benefits under this Rider will only be paid if the Eligible Insured experiences the Qualifying Event and all of the terms and conditions of this Rider have been met. If this Rider is attached to a joint last survivor life insurance policy, the benefit will only be paid if the Surviving Insured experiences the Qualifying Event and is also a Covered Insured. Please see the Covered Insured(s) and Eligible Insured definitions below.

This Rider uses terms found in the Policy. Those terms have the same meaning as in the Policy unless we have indicated a change. The Rider also contains terms that are not used in the Policy. Such terms may be defined within the sentences where they appear or may be found in the “Definitions” section of this Rider.

The Specified Amount, Accumulation Value, and Surrender Value will be reduced if you receive the accelerated death benefit payment under this Rider as explained in the “Impact of Rider Benefits on Policy” section of the Policy Specifications. Monthly Deductions will continue. An administrative fee will be deducted from the accelerated death benefit payment under this Rider.

The accelerated death benefit payment will reduce the Specified Amount used to determine the Policy’s Cost of Insurance. As a result, the Cost of Insurance and premiums necessary to keep the Policy In Force will change.

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Definitions

Covered Insured(s)  The person(s) who are insured under this Rider. The Covered Insured(s) are listed on the Policy Specifications.

Eligible Insured The Covered Insured who has experienced a Qualifying Event. This Rider will have no more than one Eligible Insured. If this Rider is attached to a joint last survivor life insurance policy, a Covered Insured must be the Surviving Insured in order to be the Eligible Insured.

Immediate Family Immediate Family means a person who is related to the Eligible Insured or Owner in any of the following ways: spouse, parent (includes step-parent), grandparent, brother or sister (includes stepbrother or stepsister), brother-in-law, sister-in-law, son-in-law, daughter-in-law, mother-in-law, father-in-law, child (includes legally-adopted or stepchild), grandchild or other such immediate familial relationship as recognized by the state of issue or federal statute. In this Rider, a spouse means the legally married spouse, or partner in a civil union, domestic partnership, or common law marriage as recognized by the state of issue.

Maximum Statutory Adjustable Policy Loan Interest Rate This maximum rate is determined as follows:

The rate will not be more than the higher of the following:

1.	The published monthly average (defined below) for the calendar month ending two (2) months before the date on which the rate is determined; or

2.	The rate used to compute the Policy’s Fixed Account plus one (1) percent.

The published monthly average referred to above is defined as:

1.	Moody's Corporate Bond Yield Average - Monthly Average Corporates as published by Moody's Investors Service, Inc., or any successor thereto; or

2.	In the event that Moody's Corporate Bond Yield Average - Monthly Average Corporates is no longer published, a substantially similar average, established by regulation, or other method, issued by the Insurance Department of the state or other jurisdiction where the Policy is delivered.

Eligible Specified Amount A value used to determine the maximum amount you are eligible to accelerate under this Rider. A portion of the Eligible Specified Amount can be accelerated under this Rider. The Maximum Terminal Illness Benefit Payment is shown in the Policy Specifications. The actual Terminal Illness Benefit Payment you receive will be less than the amount accelerated due to an actuarial discount factor, Rider Administrative Fee, and repayment of Debt, if any.

The Eligible Specified Amount will be the Policy’s Specified Amount after a change to Death Benefit Option I as determined on the next Monthly Anniversary Day after all Conditions for Eligibility for Benefit Payments have been satisfied.

Physician An individual as defined in Section 1861(r)(1) of the Social Security Act. The Physician (a) must be acting within the scope of his or her license in the state of licensure when providing Written Certification required by this Rider; (b) may not be you, the Eligible Insured, or your or the Eligible Insured’s Immediate Family; and (c) must be licensed in the United States.

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Qualifying Event This Rider includes the following Qualifying Event:

Terminally Ill (Terminal Illness): The Eligible Insured has been certified by a Physician, as set forth in a Written Certification, that in the Physician's opinion the Eligible Insured has an illness or physical condition which has reduced the Eligible Insured's life expectancy to twelve (12) months or less.

Written Certification A written form stating that the Eligible Insured has experienced a Qualifying Event as follows:

A certification completed by a Physician, at your or the Eligible Insured’s expense, certifying that the Eligible Insured is Terminally Ill as defined above and containing evidence of the Eligible Insured's medical condition.

What This Rider Provides

This Rider provides for the acceleration of a portion of the Policy’s Death Benefit, subject to the Maximum Terminal Illness Benefit Payment shown in the Policy Specifications, upon occurrence of the Terminal Illness Qualifying Event provided all of the terms and conditions of this Rider have been met.

The benefit payment is payable immediately on the date we approved all documentation necessary to satisfy the Conditions for Eligibility for Benefit Payments. Furthermore, we do not require proof of incurred expenses for you to receive benefits under this Rider. This Rider’s benefits will be paid to you or your estate while the Eligible Insured is living, unless the benefit has been otherwise assigned or designated by you. This Rider’s benefits will only be paid by check or other method made available by us. Any benefit requested during the Policy’s contestable period is subject to the Policy’s “Incontestability” provision.

Concurrent with your Request to accelerate the death benefit, you and any Irrevocable Beneficiary will be given a statement demonstrating the effect of the acceleration of death benefit on the Accumulation Value, Specified Amount, premium, Surrender Value, Cost of Insurance charges, and loans. You will be given an additional statement with any benefit payment demonstrating the effect of the acceleration of death benefit on the above noted values.

Qualifying Event and Benefit Payment

You may submit a Request for a Terminal Illness benefit payment subject to the Maximum Terminal Illness Benefit Payment shown in the Policy Specifications.

NOTE: The Terminal Illness benefit will only be paid once per Policy and will be paid as a lump sum. If you submit a Request for less than the maximum benefit, the remainder will not be available at a later date.

The amount accelerated will be greater than the Terminal Illness benefit payment and will be determined by dividing the requested benefit payment by the applicable Terminal Illness actuarial discount factor (as described in the “Actuarial Discount Factors” provision). The amount accelerated will not be allowed to exceed the Policy’s Specified Amount.

The amount accelerated shall be at least equal to the percentage of Eligible Specified Amount multiplied by the difference between the Policy’s current Accumulation Value less any applicable surrender charge shown in the Table of Surrender Charges in the Policy Specifications and any Debt.

Actuarial Discount Factor

A Terminal Illness actuarial discount factor will be applied to the Terminal Illness benefit amount accelerated. Actuarial discount factors reflect the early payment of benefits available under the Policy. The actuarial discount factor used will be based on a mortality assumption and an interest rate which has been declared by us in effect on the date the benefit payment is determined. The maximum interest rate used shall not exceed the greater of:

1.	the current yield on ninety (90) day treasury bills available on the date the benefit payment is determined; or

2.	the current Maximum Statutory Adjustable Policy Loan Interest Rate in effect on the date the benefit payment is determined.

Conditions for Eligibility for Benefit Payment

You are eligible to receive an accelerated death benefit payment if the Policy and this Rider are In Force when all of the following requirements are met:

1.	Our receipt and approval of the following documentation provided by you:

a.	Written Certification of the Eligible Insured’s Terminal Illness.

b.	Our receipt of consent to make such payment, by Notice, of any assignee of record named under the Policy or any Irrevocable Beneficiary named under the Policy.

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2.	We complete, at our discretion and expense, a personal interview with, and an assessment of, the Eligible Insured, including examination by a Physician of our choice; and our receipt of copies of any relevant medical records from any health care provider involved in the Eligible Insured’s care. If there is a difference in opinion between the Eligible Insured's Physician and our Physician, we will require that a third opinion be obtained from a Physician acceptable to us and you. This opinion will be at our expense and will be mutually binding;

3.	The Eligible Insured is living at the time all of the above requirements are met; and

4.	If this Rider is attached to a joint last survivor life insurance policy, you or someone on your behalf must provide us with Notice of Due Proof of Death of the first Insured to die.

Payment of the accelerated death benefit is due immediately on the date we approved all documentation necessary to satisfy the Conditions for Eligibility for Benefit Payments.

Reduction in Benefit Payment Due to Debt

The benefit paid under this Rider will be first used to repay a portion of any outstanding Debt under the Policy. The portion to be repaid will be as described in the “Reduction in Benefit Payment Due to Debt” section of the Policy Specifications.

Impact of Acceleration on Other Riders and Endorsements on the Policy

If any of the following Riders or Endorsements are attached to your Policy, this Rider (Accelerated Death Benefit Rider for Terminal Illness) may have an impact on any benefits provided under such Rider or Endorsement.

Lincoln Individual Exec Enhanced Surrender Value Rider: Once payment of an accelerated death benefit under this Rider occurs, the Lincoln Individual Exec Enhanced Surrender Value Rider will terminate.

Lincoln Business Exec Enhanced Surrender Value Rider: Once payment of an accelerated death benefit under this Rider occurs, the Lincoln Business Exec Enhanced Surrender Value Rider will terminate.

Overloan Protection Endorsement: The activation of the Overloan Protection Feature will be considered a Request to terminate this Rider.

Waiver of Monthly Deduction Benefit Rider: If the Eligible Insured is on Total Disability as provided and defined under any Waiver of Monthly Deduction Benefit Rider, we will continue to waive the monthly deductions falling due under the Policy once the accelerated death benefit is paid under this Rider subject to the Eligible Insured’s continued Total Disability.

Impact of Acceleration on Policy

Policy and Rider Values Benefit payments under this Rider will reduce certain Policy and Rider values by multiplying such values by a Reduction Ratio. Please refer to the “Impact of Benefit Payments on Policy and Rider Values” and “Reduction Ratio” sections of the Policy Specifications. Reductions in the Specified Amount may reduce the Policy’s Specified Amount below the Minimum Specified Amount shown in the Policy Specifications.

The accelerated death benefit payment will reduce the Specified Amount used to determine the Policy’s Cost of Insurance. As a result, the Cost of Insurance and any premiums necessary to keep the Policy In Force will change.

Change in Death Benefit Option and Restrictions on Policy Changes If a Death Benefit Option other than Death Benefit Option I is in effect, the Death Benefit Option will be changed to Death Benefit Option I prior to the benefit payment. No further Death Benefit Option changes are permitted.

Once acceleration under this Rider occurs, and while this Rider is In Force, you cannot change the Specified Amount and you cannot change the Eligible Insured’s Premium Class.

Payment of Premiums You must continue to pay any premiums necessary to keep the Policy In Force as described in the Policy or in any applicable Riders attached to the Policy.

Partial Surrenders (“Withdrawals”) You cannot take a partial surrender in the same Policy Month that you receive the accelerated death benefit payment.

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Loans Upon acceleration of the death benefit, if there is an existing Participating Loan on your Policy, the loan will be converted to a Fixed Loan as described in the Policy. Any limitation on the timing of converting the loan option will not apply.

You cannot take a loan in the same Policy Month that you receive the accelerated death benefit payment.

Any loan taken after you have received the accelerated death benefit payment under this Rider, and while this Rider is In Force, will be a Fixed Loan.

Payment of Death Benefit Proceeds If the death of the Eligible Insured occurs after you have submitted a Request to receive the accelerated death benefit but before any such benefit is received, the Request shall be cancelled and the Death Benefit Proceeds will be paid pursuant to the Policy and this Rider’s “Termination” provision item c.

General Provisions

Benefit Report We will send you a report with the accelerated death benefit payment you receive showing the change in current values under your Policy.

Rider Administrative Fee An administrative fee will be deducted from this Rider’s Terminal Illness benefit payment. The Administrative Fee is shown in the Policy Specifications.

Exclusions This Rider does not provide an accelerated death benefit for Terminal Illness resulting from intentionally self-inflicted injury or attempted suicide, while sane or insane.

Prohibited Claimants The accelerated death benefit provided through the use of this Rider is made available to you on a voluntary basis. The use of this Rider is not meant to cause you to involuntarily access proceeds. Therefore, you are not eligible for benefits under this Rider if:

1.	You are required by law to use this benefit to meet the claims of creditors, whether in bankruptcy or otherwise; or

2.	You are required by a government agency to use this benefit in order to apply for, obtain, or otherwise keep a government benefit or entitlement.

Reinstatement If you have not yet received the accelerated death benefit under this Rider, and the Policy is terminated and reinstated, you may reinstate this Rider as part of your Policy. Such reinstatement will be subject to Evidence of Insurability and all other terms and conditions of the Policy.

If any accelerated death benefits have been received under this Rider, this Rider may not be reinstated.

Termination This Rider and all rights provided under it will terminate upon the earliest of the following:

a.	The Policy terminates or is surrendered for its Cash Surrender Value;

b.	The date we receive your Request to terminate this Rider; or

c.	The death of the Eligible Insured which will cause the Death Benefit Proceeds to become payable under the Policy.

Termination of this Rider shall not prevent the payment of the accelerated death benefit for any Qualifying Event that occurred while this Rider was In Force except where amounts have been paid or are payable as Death Benefit Proceeds.

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[President]

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